CONTACT:
Lou Anne J. Nabhan
(804) 418-7745
Louanne.nabhan@hamiltonbeach.com
For Immediate Release
Wednesday, July 31, 2019

HAMILTON BEACH BRANDS HOLDING COMPANY
ANNOUNCES SECOND QUARTER 2019 RESULTS

Glen Allen, Virginia, July 31, 2019 - Hamilton Beach Brands Holding Company (NYSE: HBB), an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC, today reported second quarter 2019 results.

Hamilton Beach Brands Holding Company Results

Consolidated revenue was $148.4 million compared to $157.9 million for the second quarter of 2018. At Hamilton Beach Brands, revenue was $130.9 million compared to $135.9 million for the second quarter of 2018. At Kitchen Collection, revenue was $18.3 million compared to $22.8 million for the second quarter of 2018.
Consolidated net loss was $944,000, or $0.07 per diluted share, compared to a consolidated net loss of $874,000, or $0.06 per diluted share, for the second quarter of 2018. At Hamilton Beach Brands, operating profit was $3.0 million compared to $4.2 million for the second quarter of 2018. At Kitchen Collection, an operating loss of $3.2 million compared to an operating loss of $3.8 million for the second quarter of 2018.
For the first six months of 2019, consolidated use of cash before financing activities was $44.2 million compared to $60.7 million for the first six months of 2018, primarily as a result of lower inventories at both Hamilton Beach Brands and Kitchen Collection. For the same periods, net cash used for operating activities improved by $14.1 million, primarily as a result of efficient management of net working capital in both the Hamilton Beach Brands and Kitchen Collection segments, which included a $24.4 million decline in inventory as of June 30, 2019 compared with the prior year. Hamilton Beach Brands had a use of cash related to net working capital of $18.3 million in 2019 compared to $31.7 million in 2018, driven by improved management of inventory, partially offset by changes in trade receivables due to timing of collections. Kitchen Collection had a use of cash related to net working capital of $4.7 million in 2019 compared to $8.8 million in 2018, primarily due to lower inventory as a result of store closures. Capital expenditures were $2.1 million compared to $4.6 million for the first six months of 2018, primarily due to lower spending at Hamilton Beach Brands for internal-use software development.
The Company had cash on hand of $1.1 million as of June 30, 2019 compared to $2.0 million as of June 30, 2018. Debt at June 30, 2019 decreased to $91.0 million compared to $105.5 million at June 30, 2018, consistent with the improvements in inventory.
In May 2018, the Company's Board of Directors authorized a stock buyback program to purchase up to $25.0 million of the Company's outstanding Class A common stock through December 31, 2019.  In the second quarter of 2019, the Company repurchased 129,697 shares for an aggregate purchase price of $2.3 million.

Hamilton Beach Brands Segment Results

Hamilton Beach Brands generated revenue of $130.9 million for the second quarter of 2019 compared to $135.9 million for the second quarter of 2018. Revenue decreases in the U.S. Consumer and Global Commercial markets were partially offset by revenue growth in some of the company's international consumer markets. Unfavorable foreign currency movements of $0.5 million reduced revenue. In the U.S. e-commerce channel, sales increased significantly compared with the 2018 second quarter.
Gross profit margin decreased to 21.2% from 22.4% in the second quarter of 2018, primarily due to increased inbound freight and unfavorable foreign currency movements. Operating expenses decreased to $24.7 million compared to $26.3 million for the second quarter of 2018. The decline was mainly attributable to the favorable impact of a $3.7 million decrease in the environmental reserve at one site and $0.6 million in lower employee-related costs that included a decrease in accrued incentive compensation driven by a lower market price of the Company's stock during the second quarter of 2019. These benefits were partially offset by a one-time charge of $3.2 million for a contingent loss related to patent litigation.
Operating profit was $3.0 million compared to $4.2 million for the second quarter of 2018, primarily due to the decrease in revenue. Hamilton Beach Brands use of cash from operations in the second quarter improved significantly year over year, primarily as a result of improved inventory management.

Kitchen Collection Segment Results

Kitchen Collection's revenue for the second quarter of 2019 was $18.3 million compared to $22.8 million for the second quarter of 2018. The decrease was due to the closure of 37 underperforming stores since June 30, 2018 and to lower comparable store sales. U.S. retail establishments continue to experience declining customer traffic as consumers make more purchases online. At June 30, 2019, Kitchen Collection operated 162 stores compared to 199 stores at June 30, 2018 and 189 stores at December 31, 2018.
Gross profit margin for the second quarter of 2019 was 43.8% compared to 45.6% in the second quarter of 2018, mostly due to increased inbound freight costs. Kitchen Collection continues to execute on its strategy to return to profitability. For the second quarter in a row, Kitchen Collection's operating loss improved over the prior-year period and was $3.2 million for the second quarter of 2019 compared to $3.8 million for the second quarter of 2018. Operating expenses for the second quarter of 2019 decreased by $3.0 million compared to the prior-year period as a result of store closures and corporate expense reductions. Kitchen Collection's use of cash from operations in the second quarter improved significantly year over year primarily due to lower inventory.
    Kitchen Collection continues to make progress with its initiatives to close underperforming stores, move all stores to a one-year lease term, maintain gross margin, reduce expenses and manage working capital.

Investor Perspective

Hamilton Beach Brands Holding Company (HBBHC) is committed to building long-term shareholder value. This Investor Perspective is designed to assist investors in understanding the Company’s long-term objectives, the Strategic Initiatives that have been implemented to achieve them, the strong momentum that has been built and continues to build, and anticipated future achievements. HBBHC believes that growth opportunities for Hamilton Beach Brands (HBB) are significant and that Kitchen Collection (KC) is taking meaningful steps to enhance its position, prospects and options for the future in a very difficult environment.

Hamilton Beach Brands

The history of Hamilton Beach Brands dates back to 1904. Since that time, HBB has been a leading innovator and provider of small kitchen appliances. In 2018, the Hamilton Beach® brand held the number one position in the U.S. small kitchen appliance industry for brand units sold in both the brick-and-mortar and e-commerce channels.
HBB’s core North American consumer business includes the U.S., Canada and Mexico. Historically, growth in the core business has been generated primarily by product innovations that are designed to meet specific research-driven consumer needs and align with evolving trends, as well as by increased placements, promotions and branding programs. In 2018, HBB introduced 90 new consumer products across a wide range of brands, price points and categories, leveraging its strong brand portfolio in markets around the world. HBB has a strong position in the traditional core segments of the small kitchen appliance market, which have experienced slower growth, and HBB is introducing new products to better capture the growth in the rapidly growing categories. In 2019, HBB is launching a strong lineup of new products, including a full line of air fryers and pressure cookers. HBB also continues to introduce innovative new products in its Global Commercial business.
To further strengthen its core business and drive growth in new business areas, HBB is investing in six Strategic Initiatives, which are expected to significantly enhance HBB’s market position and financial performance over time. These achievements, in turn, are designed to increase shareholder value.

Hamilton Beach Brands Strategic Initiatives:

1.	Establish a leading share of the “Only-the Best” segment of the small kitchen appliance market.

2.	Enhance the company’s leadership position in the e-commerce channel globally.

3.	Expand the company’s Global Commercial leadership position.

4.	Enter new emerging markets.

5.	Enter new categories that leverage the company’s strong sourcing and distribution capabilities.

6.	Acquire companies that meet strategic criteria.

HBB’s long-term financial objective is to reach $750 million to $1 billion in annual revenue and 9% to 10% operating profit margin over time. HBB expects to generate results within these ranges by increasing revenues and leveraging the current infrastructure. If HBB generates organic growth of 4% to 5% annually, the lower end of the target revenue range would be reached in four to five years. Strategic acquisitions could accelerate the progress. As HBB moves toward the target revenue levels, the company expects to leverage the current infrastructure and take advantage of increasing economies of scale to achieve its operating profit margin goals. If HBB holds gross margin in line with historical levels, the operating profit goals would be achieved at a sales level closer to $1 billion in net sales. If HBB can expand gross margin by 200 basis points, the operating profit goals would be realized with revenue closer to $750 million. Of course, progress could slow if market conditions or advances with the initiatives do not materialize as expected.
HBB has begun to realize a return from its investments to support the Strategic Initiatives in infrastructure, including people, products and processes, and expects to increase returns over the next several years as the initiatives mature. HBB requires a relatively low level of capital investment, resulting in the potential to generate consistently strong free cash flow and strong return on total capital employed, which has generally been high relative to industry standards. Information regarding the progress and momentum for each Strategic Initiative, as well as future plans and expectations, is outlined below.
Establish a leading share of the “Only-the-Best” segment of the small kitchen appliance market: HBB estimates that the “Only-the-Best” (OTB) segment accounts for approximately one-third of the U.S. small kitchen appliance industry’s annual sales. Historically, HBB did not participate in this market segment. In 2014, HBB began to build what is now a strong OTB portfolio when it entered into a multi-year licensing agreement to design, market and distribute Wolf Gourmet® brand small kitchen appliances. Also in 2014, HBB acquired Weston Products, Inc., a provider of field-to-table and farm-to-table food preparation products. In 2016, the Hamilton Beach® Professional line was introduced, which leverages HBB’s commercial product expertise and enables consumers to achieve professional results at home. In 2017, HBB launched the CHI® brand garment care line through a multi-year licensing agreement. In 2018, the company’s OTB revenue grew 40% over 2017, from a small base. The growth included the benefit of new products and expanded distribution, including the e-commerce channel, where a high percentage of OTB products are purchased. HBB has a pipeline of new products to further expand its presence in OTB over the next several years. This includes entering significant parts of the OTB market in which HBB has not materially participated in the past, but is now able to with this initiative in place. For example, stand mixers is the largest OTB category, and in the fall of 2019 HBB is introducing a Wolf Gourmet® Precision Stand Mixer. Earlier in 2019, HBB began selling the Bartesian® premium cocktail delivery system through an exclusive multi-year agreement. HBB plans to enter virtually every meaningful OTB category with its existing brands, and potentially other brands, to further increase its share of this important market. Over the next five years, HBB is targeting a significant increase in its current share of the OTB market by generating a compound annual growth rate of more than 20%.
Enhance the company’s leadership position in the e-commerce channel globally: Traditional physical retail channels have experienced low growth or declines in recent years, while the e-commerce channel has experienced significant growth. HBB has a strong presence in all of the retail channels where consumers want to buy small kitchen appliances, including e-commerce. As online sales of small kitchen appliances have grown, HBB has invested in industry leading selling and marketing capabilities, while maintaining its presence in traditional retail channels. Success in the e-commerce channel requires providing products at the right price, products that earn strong ratings and reviews, and meaningful engagement with online shoppers. HBB’s products generally earn favorable reviews and online ratings of four stars and above. In 2018, in the U.S. e-commerce channel, the Hamilton Beach® brand was number one in units and a leader in dollars in the small kitchen appliance category. HBB estimates that the e-commerce channel could account for approximately 40% of the U.S. small kitchen appliance industry in the future, which should position the company for significant growth gained by leveraging its market leading position. HBB’s objective is to grow faster than the e-commerce rate of growth in each market and category where it competes, particularly in its core North American business. The emerging markets of Brazil and China, in which the company has a presence, have well developed e-commerce channels and provide another frontier of opportunity. Additionally, the e-commerce channel is becoming increasingly significant to the company’s Global Commercial business. HBB plans to continue to focus on providing best-in-class retailer support, increasing engagement with end users and enhancing programs designed to make the company a preferred partner globally. Online sales are expected to grow in 2019 and the coming years at a significantly higher growth rate than the brick-and-mortar growth rate.
Expand the company’s Global Commercial leadership position: HBB is expanding its leading position in the global commercial small appliance market, serving customers in the food service and hotel industries. Since 2010, HBB’s Global Commercial products have achieved a compound annual growth rate of more than 6%. The key elements that have driven this growth include a strong experienced team, expansion of HBB’s high-performance blender and mixing product line, and further expansion into new categories and price points. Over the past few years, HBB has experienced strong growth for its commercial products across the Americas, Europe and Asia. In 2018, HBB’s Global Commercial revenue grew by 7%. HBB believes its Global Commercial business can continue to generate annual revenue growth rates of 6% to 7% for the foreseeable future. Additionally, HBB has recently increased resources dedicated to this initiative, with a goal to further accelerate the annual growth rate. In the next few years, HBB expects to see particularly strong sales generated by global and regional food service and hotel chains and by emerging chains in the Asia-Pacific region. New products HBB has introduced in the fast growing juicing segment should deliver meaningful new opportunities globally. Additional new products that have been introduced into other segments, such as vacuum packaging, mixing and coffee, should generate incremental growth. As the e-commerce channel becomes more significant in the commercial market place, HBB’s leading capabilities for online selling and marketing will be a strong competitive advantage. Strategic acquisitions in the commercial market are of particular interest to HBB.
Enter new emerging markets: HBB has expanded selectively into several emerging markets in Latin America, including Brazil, and in Asia, mainly China, where consumers have increasing purchasing power and are just beginning to establish brand preferences. Additionally, HBB is selectively selling into other international markets, such as the UK and Saudi Arabia, and HBB licenses brands in South Korea and other markets. In 2018, as a result of increasing product offerings, expanding distribution channels, and enhancing sales and marketing capabilities, HBB generated revenue growth of 21% in the emerging markets in which it participates. Over the next three to five years, HBB believes that its revenue growth in emerging markets will continue to grow at a similar rate and that there is upside potential to deliver significantly higher revenue growth. HBB plans to achieve the continued growth through further expansion in Latin America, Brazil and China, where the company has adequate infrastructure in place. In 2019, HBB entered the India market. Focus on the e-commerce channel will also support HBB’s efforts to increase the role of international sales in its portfolio. While expanding into emerging markets can be challenging due to the need to understand local consumer desires, as well as a complex web of agency approvals and voltage differences, HBB is taking a thoughtful and targeted approach to capture opportunities.
Enter new categories that leverage the company’s strong sourcing and distribution capabilities: HBB has begun to expand outside of the traditional small kitchen appliance market where it has identified opportunities to leverage its branding, sourcing, distribution and e-commerce expertise. The e-commerce channel enables HBB to introduce new products quickly and relatively inexpensively and to react on a timely basis to consumer responses to new offerings. In 2017 and 2018, HBB launched products in new categories such as compact refrigerators, coffee air pots, knife sharpeners, laundry accessories, and kitchen and bathroom scales, among others. Over the next three years, HBB plans to introduce additional categories and products and will invest more deeply in those new categories that gain particularly strong traction. This initiative will also enable

HBB to test its ability to enter high revenue categories. For example, the oral care category has a large and growing presence in the e-commerce channel, and HBB believes it can test various opportunities to determine how to best leverage its core capabilities and participate in a meaningful way. In 2019, HBB is introducing a sonic rechargeable toothbrush under the BrightlineTM brand name through the e-commerce channel. This initiative is in its early stages and at this time does not generate meaningful revenue; however, as it gains traction HBB believes it can accelerate revenue growth.
Acquire companies that meet strategic criteria: HBB’s target profile for acquisitions includes businesses in both the consumer and commercial markets with a competitive position, a strong brand or channel presence and the potential to enter new product categories. A bolt-on acquisition with revenue in the $50-100 million range, or potentially two or three smaller acquisitions within that range, could significantly accelerate HBB’s progress in achieving its long-term revenue objectives. However, HBB is disciplined, given the current high price of acquisitions, and seeks only acquisitions that are value creating and accretive in the near term.
Financial Outlook: Hamilton Beach Brands business is seasonal and a majority of its revenue and operating profit is earned in the second half of the year when sales of small electric appliances to retailers and consumers increase significantly for the fall holiday-selling season. For the past five years, on average, 60% of revenue and 86% of operating profit have been earned in the second half of the year. HBB is pleased with the level of placements and promotional support that have been secured thus far for the second half of 2019 and expects operating profit to increase compared to the second half of 2018. HBB continues to finalize customer commitments for the holiday-selling season and may revise its second half outlook as plans are confirmed in the third quarter. Consumer confidence in the economy and household finances and trends in spending levels and items purchased will ultimately determine the success of the 2019 holiday-selling season. For the full year 2019, HBB expects revenue to grow moderately as a result of the continued successful implementation of its Strategic Initiatives, including new consumer and commercial product introductions, Only-the-Best placements, and continued expansion in the e-commerce channel and international markets. Revenue for each of the Strategic Initiatives is expected to be above 2018. Operating profit for 2019 is expected to increase moderately compared to 2018. HBB expects cash flow before financing activities to increase significantly in 2019 compared to 2018, with a goal to exceed $20 million as the company works to return to pre-2018 levels. Capital expenditures are expected to be approximately $4.5 million in 2019.

Kitchen Collection

Kitchen Collection participates in a very difficult industry. U.S. retailers continue to experience declining foot traffic at shopping malls, as consumers make more purchases online and reduce leisure shopping, both of which have led to decreased sales for many types of stores. However, KC believes that, while traffic has declined significantly at outlet malls, where its stores are predominantly located, these destinations can still provide good opportunities for financially successful stores when the rental cost structure is right and a strong sales potential exists, due to the unique shopping experiences and bargains that outlet malls offer.
KC continues to take meaningful steps to enhance its position, prospects and options for the future. The key elements of KC’s approach are to close stores that cannot make acceptable store profit, move all stores to a lease term of approximately one year in order to increase operating flexibility from year to year, maintain the current gross margin rate, reduce operating expenses and manage working capital tightly.
KC has reduced its store count from 210 at the end of 2017, to 189 at the end of 2018, to 162 as of June 30, 2019. KC plans to close additional stores by the end of 2019, at which time at least 85% of its stores will have a lease term of approximately one year. Given current store traffic, KC believes a store portfolio of 100 to 135 adequately profitable stores in outlet mall locations is a reasonable core that could support longer term profitability. KC plans to aggressively manage its store portfolio over this year and next to include only stores that can deliver an adequate profit level. While KC addresses these overarching strategic issues, the company also continues to focus on comparable store sales growth through refinement of product offerings, merchandise mix, store displays and appearance to increase customer traffic, generate greater average transaction size and increase the average closure rate.
Financial Outlook: Kitchen Collection's business is seasonal and a majority of its revenue and operating profit is earned in the second half of the year when sales of kitchenware to consumers increase significantly for the fall holiday-selling season. For 2019, KC expects its revenue to decrease compared to 2018 as a result of store closures and lower comparable store sales. KC expects its operating loss and use of cash before financing activities in 2019 to improve compared to 2018. Capital expenditures in 2019 are expected to be approximately $0.3 million. KC is working aggressively to significantly improve performance in 2019 and 2020.

Hamilton Beach Brands Holding Company

Financial Outlook: Based on the outlooks for the Hamilton Beach Brands and Kitchen Collection segments, Hamilton Beach Brands Holding Company expects 2019 net income to increase and cash flow before financing activities to increase significantly over 2018.

Conference Call

In conjunction with this news release, the management of Hamilton Beach Brands Holding Company will host a conference call on Thursday, August 1, 2019 at 9:30 a.m. Eastern time. The call may be accessed by dialing (833) 241-4258 (Toll Free) or (647) 689-4209 (International), Conference ID: 7837809, or over the internet through Hamilton Beach Brands Holding Company's website at www.hamiltonbeachbrands.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through August 8, 2019. The online archive of the broadcast will be available on the Hamilton Beach Brands Holding Company website.

Forward-looking Statements Disclaimer

The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Such risks and uncertainties with respect to each subsidiary's operations include, without limitation:
Hamilton Beach Brands, Inc.: (1) changes in the sales prices, product mix or levels of consumer purchases of small electric and specialty housewares appliances, (2) changes in consumer retail and credit markets, including the increasing volume of transactions made through third-party internet sellers, (3) bankruptcy of or loss of major retail customers or suppliers, (4) changes in costs, including transportation costs, of sourced products, (5) delays in delivery of sourced products, (6) changes in or unavailability of quality or cost effective suppliers, (7) exchange rate fluctuations, changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Hamilton Beach Brands buys, operates and/or sells products, (8) product liability, regulatory actions or other litigation, warranty claims or returns of products, (9) customer acceptance of, changes in costs of, or delays in the development of new products, (10) increased competition, including consolidation within the industry, (11) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the level of customer purchases of Hamilton Beach Brands products, (12) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, and (13) other factors listed in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K.
Kitchen Collection: (1) decreased levels of consumer visits to brick and mortar stores, (2) increased competition, including through online channels, (3) shifts in consumer shopping patterns, gasoline prices, weather conditions, the level of consumer confidence and disposable income as a result of economic conditions, unemployment rates or other events or conditions that may adversely affect the number of customers visiting Kitchen Collection® stores, (4) the ability to renegotiate existing leases and effectively and efficiently close underperforming stores, (5) changes in the sales prices, product mix or levels of consumer purchases of kitchenware and small electric appliances, (6) changes in costs of inventory, including transportation costs, (7) delays in delivery or the unavailability of inventory, (8) customer acceptance of new products, (9) changes in the import tariffs and monetary policies and other changes in the regulatory climate in the countries in which Kitchen Collection buys, operates and/or sells products, and (10) other factors listed in the Company's filings with the Securities and Exchange Commission, including, but not limited to, the Annual Report on Form 10-K.

About Hamilton Beach Brands Holding Company

Hamilton Beach Brands Holding Company is an operating holding company for Hamilton Beach Brands, Inc. and The Kitchen Collection, LLC. Hamilton Beach Brands is a leading designer, marketer and distributor of branded, small electric household and specialty housewares appliances, as well as commercial products for restaurants, bars and hotels. Kitchen Collection is a national specialty retailer of kitchenware primarily in outlet malls throughout the United States. For more information about Hamilton Beach Brands Holding Company and its subsidiaries, visit the Company’s website at www.hamiltonbeachbrands.com.
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HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
	(In thousands, except per share data)
Revenue	$148,427	$157,941	$293,804	$304,574
Cost of sales	112,770	117,088	223,424	225,928
Gross profit	35,657	40,853	70,380	78,646
Selling, general and administrative expenses	35,617	40,123	72,124	78,117
Amortization of intangible assets	346	346	691	691
Operating (loss) profit	(306)	384	(2,435)	(162)
Interest expense, net	904	889	1,650	1,421
Other (income) expense, net	(126)	687	(458)	173
Loss before income taxes	(1,084)	(1,192)	(3,627)	(1,756)
Income tax benefit	(140)	(318)	(922)	(464)
Net loss	$(944)	$(874)	$(2,705)	$(1,292)

Basic and diluted loss per share	$(0.07)	$(0.06)	$(0.20)	$(0.09)

Basic and diluted weighted average shares outstanding	13,813	13,695	13,800	13,689

SEGMENT FINANCIAL HIGHLIGHTS

	Three Months Ended June 30		Six Months Ended June 30
	2019	2018	2019	2018
	(In thousands)
Revenue
Hamilton Beach	$130,851	$135,869	$257,579	$261,283
Kitchen Collection	18,283	22,762	37,536	44,862
Eliminations	(707)	(690)	(1,311)	(1,571)
Total	$148,427	$157,941	$293,804	$304,574

Operating profit (loss)
Hamilton Beach	$2,974	$4,190	$4,614	$7,974
Kitchen Collection	(3,220)	(3,834)	(6,920)	(8,138)
Eliminations	(60)	28	(129)	2
Total	$(306)	$384	$(2,435)	$(162)

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	JUNE 30 2019	DECEMBER 31 2018	JUNE 30 2018
	(In thousands, except share data)
ASSETS
Current Assets
Cash and cash equivalents	$1,131	$6,352	$1,962
Trade receivables, net	89,579	102,592	77,623
Inventories	140,817	144,691	165,237
Prepaid expenses and other current assets	24,078	24,514	20,996
Total Current assets	255,605	278,149	265,818
Property, plant and equipment, net	23,204	22,630	21,839
Goodwill	6,253	6,253	6,253
Other intangibles, net	3,828	4,519	5,209
Deferred income taxes	6,169	8,163	10,894
Deferred costs	8,683	8,012	9,973
Other non-current assets	1,997	2,701	3,282
Total Assets	$305,739	$330,427	$323,268
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$91,737	$132,968	$103,461
Accounts payable to NACCO Industries, Inc.	220	2,419	2,769
Revolving credit agreements	58,955	11,624	75,476
Accrued payroll	12,091	17,023	12,531
Accrued product returns	8,224	10,941	9,648
Accrued cooperative advertising	7,962	10,314	4,532
Other current liabilities	19,968	21,612	14,567
Total Current liabilities	199,157	206,901	222,984
Revolving credit agreements	32,000	35,000	30,000
Other long-term liabilities	15,485	23,088	24,274
Total Liabilities	246,642	264,989	277,258
Stockholders' equity
Preferred stock, par value $0.01 per share, 5 million shares authorized, no shares issued as of June 30, 2019, December 31, 2018, and June 30, 2018	—	—	—
Class A Common stock, par value $0.01 per share, 70 million shares authorized; 9,469,372, 9,291,122 and 9,218,372 shares issued as of June 30, 2019, December 31, 2018, and June 30, 2018, respectively	95	93	92
Class B Common stock, par value $0.01 per share, convertible into Class A on a one-for-one basis, 30 million shares authorized; 4,382,843, 4,421,644, and 4,476,796 shares issued as of June 30, 2019, December 31, 2018, and June 30, 2018, respectively	44	44	45
Capital in excess of par value	53,342	51,714	50,721
Treasury stock, at cost; 129,687 shares as of June 30, 2019, no shares as of December 31, 2018 and June 30, 2018	(2,334)	—	—
Retained earnings	25,773	30,897	10,152
Accumulated other comprehensive loss	(17,823)	(17,310)	(15,000)
Total Stockholders' equity	59,097	65,438	46,010
Total Liabilities and Stockholders' equity	$305,739	$330,427	$323,268

HAMILTON BEACH BRANDS HOLDING COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	SIX MONTHS ENDED JUNE 30
	2019	2018
	(In thousands)
Operating Activities
Net loss	$(2,705)	$(1,292)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation and amortization	2,153	2,462
Deferred income taxes	1,800	1,795
Share-based compensation expense	1,629	2,625
Other	117	(4,464)
Net changes in operating assets and liabilities:
Affiliates payable	(2,199)	(6,420)
Trade receivables	13,956	31,071
Inventories	4,375	(30,493)
Other assets	(133)	(6,755)
Accounts payable	(41,259)	(39,551)
Other liabilities	(19,841)	(5,152)
Net cash used for operating activities	(42,107)	(56,174)
Investing Activities
Expenditures for property, plant and equipment	(2,091)	(4,555)
Other	36	6
Net cash used for investing activities	(2,055)	(4,549)
Financing Activities
Net additions to revolving credit agreements	44,302	54,130
Cash dividends on Class A Common and Class B Common	(2,419)	(2,327)
Purchase of treasury stock	(2,334)	—
Net cash provided by financing activities	39,549	51,803
Effect of exchange rate changes on cash	(608)	(24)
Cash and Cash equivalents
Decrease for the period	(5,221)	(8,944)
Balance at the beginning of the period	6,352	10,906
Balance at the end of the period	$1,131	$1,962